Issuer Free Writing Prospectus

(relating to Preliminary Prospectus Supplement dated

August 6, 2015 and Prospectus dated May 22, 2013)

Filed pursuant to Rule 433

Registration Number 333-188772

AIRGAS, INC.

FINAL TERM SHEET

August 6, 2015

3.050% Senior Notes due 2020

Issuer:	Airgas, Inc.
Title:	3.050% Senior Notes due 2020
Principal Amount:	$400,000,000
Denominations:	$2,000 x $1,000
Maturity Date:	August 1, 2020
Interest Payment Dates:	February 1 and August 1, beginning on February 1, 2016
Coupon (Interest Rate):	3.050%
Price to Public:	99.808%
Benchmark Treasury:	1.625% due July 31, 2020
Benchmark Treasury Price and Yield:	100-02 and 1.612%
Spread to Benchmark Treasury:	T +148 bps
Yield to Maturity:	3.092%
Redemption Provisions:
Make-whole call	Callable at the greater of par or the make-whole (Treasury Rate plus 25 bps) at any time before 1 month prior to maturity
Par call	At any time on or after 1 month prior to maturity
CUSIP / ISIN:	009363 AR3 / US009363AR35
Legal Format:	SEC Registered
Trade Date:	August 6, 2015
Settlement Date:	August 11, 2015 (T+3)
Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Lead Managers:	HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc.
Senior Co-Manager:	SMBC Nikko Securities America, Inc.
Co-Managers:	Credit Agricole Securities (USA) Inc. Mizuho Securities USA Inc. BB&T Capital Markets, a division of BB&T Securities, LLC PNC Capital Markets LLC RBS Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Investments, Inc. or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at the following collect number 1-866-471-2526, calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322 or dg.prospectus_requests@baml.com, calling U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607, or calling or emailing Wells Fargo Securities, LLC toll-free at 1- 800-645-3751 or wfscustomerservice@wellsfargo.com.